Exhibit 10.4

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. [***] indicates that information has been redacted.

REVISED MASTER AFFILIATE AGREEMENT

THIS REVISED MASTER AFFILIATE AGREEMENT (“Agreement”) is entered into effective as of October 2, 2021 (the “Effective Date”), by and between AutoLotto, Inc. dba Lottery.com (“Company”), having an address for notice at 20808 State Hwy. 71 W., Unit B, Spicewood TX 78669, and [***] (“Master Affiliate”), having an address for notice at [***] (each a “Party” and, jointly, the “Parties”).

RECITALS

A.	Company and Master Affiliate have agreed to enter into an arrangement whereby Master Affiliate will discover and manage Sub-Affiliates for the Company’s Affiliate Program and Sub-Resellers for the Company;

B.	In consideration of Master Affiliate’s services and obligations as set forth herein, Company shall pay Master Affiliate a fee, all as more particularly set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Parties agree to the following terms and conditions:

1.	INTERPRETATION

The Parties have jointly negotiated this Agreement and therefore neither this Agreement nor any provision will be interpreted for or against either Party on the basis that it is alleged to be the drafter. When this Agreement requires approval of one or more of Parties, such approval may not be unreasonably withheld, delayed, or conditioned. Words, regardless of the number and gender specifically used, will be construed to include any other number, singular or plural, and any gender, masculine, feminine, or neuter, as the context requires. “And” includes “or” and “including” means “without limitation”. References to days, weeks, months, and years are references to days, weeks, months, and years of the Gregorian calendar. The schedules to this Agreement shall form an integral part hereof and references to “Schedule” shall be to schedules to this Agreement unless otherwise stated.

2.	DEFINITIONS.

In addition to those terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Affiliate Program”	The program by which Master Affiliate and Sub-Affiliates market and promote Company Games via one or more Master Affiliate and Sub-Affiliate operated, maintained, or owned websites or platforms that deploy a Tracking Link in accordance with this Agreement and a Sub-Affiliate Agreement.

“Affiliate Referral Method”	A unique URL, promo code, or other agreed upon means of referral to any Company Game by a Sub-Affiliate.

“Applicable Law”	All statutes, regulations, rules, ordinances, or orders of any governmental or quasi-governmental authority of any kind in effect from time to time and applicable to this Agreement, a Sub- Agreement, a Party, a Sub, or required by a Party or Sub to conduct its business.

“Approval”	Any permission, license, approval, permit, franchise, or other authorization from any Authority of any kind applicable to a Party or Sub or required by a Party or Sub to conduct its business.

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“Authority”	A local, state, provincial, federal, foreign jurisdiction of competent authority, or association with jurisdiction thereof, including, without limitation, a quasi-governmental authority or the Multi State Lottery Association.

“Business Day”	Any day except Saturday, Sunday, or any day that is a federal legal holiday in the United States or on which banking institutions in the State of New York are authorized or required by Applicable Law to close.

“Company API”	The Application Programming Interface deployed by Company for Sub-Resellers to integrate into their Gaming Service to enable the resale of Company Services.

“Company Game”	A Game lawfully offered for sale by Company at any time during the Term.

“Company Marks”	A trademark, copyright, patent, registered mark, service mark,trade dress, official mark, business name, trade name, domain name, trade secret, style, logo, or other distinguishing marks, whether registered, unregistered, or recognized in the United States or elsewhere, that are the property of, used by, or licensed to Company.

“Company Property”	A platform, mobile application, website, Application ProgramingInterface (“API”), URL, or other applications that is the property of, used by, or licensed to Company in connection with offering Company Games for sale at any time during the Term.

“Company Customer”	A Person that acquires a Company Game as a direct result of theCompany having acquired the customer directly.

“Company Service”	The products and services of Company that it has the right to export to the Territory and make available for a Sub-Reseller to purchase from Company for resale on the Gaming Service to Customers located within the Territory, as listed in a Sub-Reseller Agreement, as amended from time to time.

“Customer”	A Person that acquires a Company Game as a direct result of the Master Affiliate Program; provided, however, Customer shall expressly exclude (a) employees of Master Affiliate or any Subs;(b) relatives of Master Affiliate or any Subs, including, without limitation, those of its officers, directors, members, managers, and employees; and (c) any Person that purchased a Company Game prior to the Effective Date or the effective date of a Sub- Agreement.

“Entry”	An Entry for a Company Game that has Entry as a requirement for play.

“Fee Percentage”	[***].

“Fee Threshold”	As set forth in Schedule A hereto.

“Game”	A lottery, raffle, sweepstake, promotion, giveaway, contest, insurance based bet, or other game of chance or skill authorized or issued by a local, state, provincial, federal, foreign jurisdiction of competent authority, or association with jurisdiction thereof, including, without limitation, the Multi State Lottery Association.

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“Gaming Service”	The platform operated by a Sub-Reseller pursuant to an Approval to offer games of chance, games of skill, or lottery games within the Territory and used by the Sub-Reseller to integrate the Company API to enable the resale of Company Service.

“Gross Sub Profits”	The gross revenue generated and actually received by Company from Qualified Sub-Affiliate Purchases plus Sub-Reseller Purchase Revenue during the Term, less actual expenses, which include, without limitation, transaction processing fees, Taxes, donation requirements, retail expenses, and any other expenses reasonably associated with Qualified Sub-Affiliate Purchases and Sub-Reseller purchases.

“Request Form”	As set forth in Schedule C hereto.

“Person”	An individual, firm, company, corporation, government, state or agency of a state or any association, trust, or partnership, whether or not having separate legal personality, or two or more of the foregoing.

“Prize”	A winning, reward, result, jackpot, or other outcome won as a result of a Game.

“Promotional Assets”	Those images, advertisements, banners, buttons, and other creative media, which may include Company Marks, selected and supplied by Company, in its sole discretion, for use by Master Affiliate, Sub-Affiliates and Resellers, respectively, as modified or amended from time to time.

“Qualified Sub-Affiliate Purchase”	A purchase of a Company Game in which (a) the purchaser qualifies as a Customer; (b) the purchaser Customer purchases a Company Game directly via a Tracking Link issued to a Sub-Affiliate; and (c) the purchase of Company Game results in a completed transaction and is not contested, cancelled, or rejected by the payment processor or Customer, as may be further defined and qualified in a Sub-Affiliate Agreement.

“Rate Card”	As set forth in Schedule B hereto.

“Rate Card Category”	A category of services or products as listed in the Rate Card.

“Service Credits”	An instrument which can be exchanged for services and products as listed in the Rate Card.

“Subs”	A Sub-Affiliate or Sub-Reseller of Master Affiliate.

“Sub-Affiliate”	A Person that joins the Affiliate Program, that is sourced by Master Affiliate, and who executes a Sub-Affiliate Agreement between that Person, Master Affiliate, and Company.

“Sub-Affiliate Agreement”	The form of contractual agreement as prepared and made available by Company, as may be amended from time to time in Company’s discretion, that may be executed by Company, Sub- Affiliates, and Master Affiliate, pursuant to which Master Affiliate may source Sub-Affiliates and pursuant to which Sub-Affiliates may join the Affiliate Program.

“Sub-Agreement”	A Sub-Affiliate Agreement or Sub-Reseller Agreement.

“Sub-Reseller”	A Person that becomes a reseller of Company’s Games, that is sourced by Master Affiliate, and who executes a Sub-Reseller Agreement between that Person, Master Affiliate, and Company.

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“Sub-Reseller Agreement”	The form of contractual agreement as prepared and made available by Company, as may be amended from time to time in Company’s discretion, that may be executed by Company, Sub- Resellers, and Master Affiliate, pursuant to which Master Affiliate may source Sub-Resellers and pursuant to which Sub-Resellers may become resellers of Company’s Games.

“Sub-Reseller Purchase Revenue”	Gross revenue actually received by Company from a Sub-Reseller from a Sub-Reseller’s purchase of a Company Service from Company, subject to any contest, cancellation, or rejection, as such purchases may be further defined and qualified in a Sub- Reseller Agreement.

“Taxes”	Taxes, levies, duties, or similar assessments of any nature, including, without limitation, value-added, goods and services, harmonized, sales, use or withholding taxes, assessable by any local, state, provincial, federal, or foreign jurisdiction of competent authority.

“Territory”	The geographical area and official boundaries of those jurisdictions set forth in a Sub-Reseller Agreement.

“Ticket”	A ticket for a Company Game sold by Company through a Qualified Purchase or evidence of participation in a Company Service delivered to a Customer upon payment of the Purchase Price.

“Tracking Link”	A unique tag, code or other method provided by Company to a Sub-Affiliate to recall the Promotional Assets and to promote the Company Games through the Affiliate Program, which tags or code will enable Customers to make purchases of Company Games on Company Property or in Sub-Affiliate advertising natively, and allow Company to track Sub-Affiliate fees that may be payable to Sub-Affiliates.

“Winning Ticket”	A valid Ticket entitling its holder to a Prize.

3.	AUTHORIZATION; PROHIBITED CONDUCT; LIMITATIONS

3.1.	Authorization. Subject to the terms and conditions of this Agreement, Company hereby appoints Master Affiliate, and Master Affiliate hereby accepts, until the expiration of the Term or earlier termination of this Agreement, a non-transferable, non-exclusive, and non- assignable appointment to source and manage Sub-Affiliates and Sub-Resellers for Company, at its sole cost, expense and risk, all of which shall be in undertaken by Master Affiliate in a commercially suitable manner, and in compliance with the requirements of this Agreement, Applicable Law, and Company’s policies and procedures as provided to Master Affiliate from time to time, including, without limitation, its Privacy Policy and Responsible Gaming Policy.

3.2.	Prohibited Conduct. Notwithstanding anything set forth in this Agreement, with respect to the Affiliate Program, at no time shall Master Affiliate itself engage in any of the following, or permit any Sub to engage in any of the following (collectively, “Prohibited Conduct”):

(a)	deploy spyware or parasitic software, or act in concert with, in association with, or enter into any direct or indirect or formal or informal relationship with, any Person that deploys spyware or parasitic software;

(b)	deploy “loyalty-ware” or any similar software applications, including, without limitation, those that offer a rebate, incentive, cash-back, or other consideration based on fees generated through the Affiliate Program;

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(c)	undertake any malicious, inappropriate, or damaging practices, including, without limitation, “framing” any Company Property, “mousetrapping” visitors to any Sub- Affiliate site, deploying any programming routines that may damage, interfere with, or intercept any system, or deploying any data virus, including, without limitation, any spyware, trojan horse, worm, time bomb, cancelbot, or malicious code;

(d)	undertake any marketing that is discriminatory, abusive, libelous, illegal, or in any way inappropriate, or directed or targeted to Persons under the age of eighteen or the age of majority in the applicable jurisdiction, whichever is the older, or directed or targeted to Persons that have “opted out” under any responsible gaming policy or procedure, or directed or targeted to individuals located in any jurisdiction where Company Games are illegal or unlawful;

(e)	undertake any act that is unlawful, illegal or committed in bad faith, as determined by Company in its sole discretion, regardless of whether such act causes Company harm, including, without limitation, payment fraud, collusion, manipulation of Company Property, any promotions or bonuses offered by Company in connection with Company Games, unauthorized use of any third party property or third party intellectual property rights, or read, intercept, modify, record, redirect, interpret, or fill in the contents of any electronic form or other materials submitted to Company by any Person;

(f)	undertake any act that violates the provisions of Article 6 (Intellectual Property) or Article 8 (Applicable Law), undertake any other prohibition set forth in this Agreement, or undertake any other act that Company determines, in its sole and absolute discretion, is materially detrimental to Company, its Approvals and Customers.

3.3.	Third-Party Limitation. During the Term, Master Affiliate will not enter into an agreement with any third-party to provide services, without limiting the provisions of Article 8 (Applicable Law), for any counterfeit, illegal, unlawful, or illicit lottery, raffle, sweepstake, promotion, giveaway, contest, insurance based betting, or other game of chance or skill or any good, service or product that includes or requires any of the Prohibited Conduct.

4.	COVENANTS AND OBLIGATIONS OF THE PARTIES.

4.1.	Company. Company covenants and agrees to:

(a)	have and maintain those Approvals required to distribute and sell Company Games; provided, however, Company makes no guarantee or warranty that it shall maintain or obtain any such Approval in any jurisdiction now or at any time during the Term;

(b)	comply with its obligations under the Sub-Agreements;

(c)	pay Master Affiliate those Fees set forth in Section 4.4 below; and

(d)	fulfill its other obligations set forth in this Agreement.

4.2.	General Obligations of Master Affiliate. Master Affiliate covenants and agrees to:

(a)	source Parties for potential admission as Sub-Affiliates and Sub-Resellers and be solely responsible for the management and services to be provided to all Subs;

(b)	comply with its obligations under the Sub-Agreements and ensure that Subs comply with their obligations under the Sub-Agreements;

(c)	without limiting the generality of the foregoing, to pay to Subs any amounts required to be paid to them under the Sub-Agreements, including any portions of Gross Profits to which a Sub is entitled under the respective Sub-Agreement;

(d)	maintain accurate and up-to-date information about each Sub, including contact persons and bank account information for each Sub, and notify Company of all such information and changes to such information; and

(e)	fulfill its other obligations set forth in this Agreement.

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4.3.	Engagement of Subs.

(a)	During the Term, Master Affiliate may approach potential Persons to act as Sub- Affiliates or Sub-Resellers for the Company in accordance with this Agreement. In approaching potential Subs, Master Affiliate may inform the potential Sub that they are a “Master Affiliate” for Company, but may not make any other representation regarding its relationship with Company, including any representation that Master Affiliate is an agent or partner of Company or that Master Affiliate has any right to or power to sign up a potential Sub as an affiliate or reseller of Company without the agreement of Company, which may be granted or denied in Company’s sole discretion for any or no reason.

(b)	Upon identification of a potential Sub, Company shall provide information about the potential Sub, including all information that Company may request in connection therewith, for Company’s consideration. In the event that Company, in discretion, agrees to engage the potential Sub as a Sub, Company will issue a form Sub- Agreement to Master Affiliate. The Sub-Agreement may not be modified by Master affiliate or the potential Sub, except to add relevant information and terms therein where explicitly designated by Company. No other terms may be included in such Sub-Agreements. Upon execution of the Sub-Agreement by Master Affiliate and the potential Sub, Master Affiliate may submit such agreement as executed by Master Affiliate and the potential Sub to Company for final review and consideration in its discretion. If Company counter-executes the Sub-Agreement, Company shall return a fully executed copy of such Sub-Agreement to Master Affiliate, who shall also provide a copy to the Sub, and the Parties shall thereafter act in accordance with the Sub-Agreement. The foregoing procedures may be reasonably modified or streamlined in Company’s discretion, including by developing automated processes for the signing on of Subs and Master Affiliate shall comply with such procedures as may be implemented from Company from time to time in its discretion.

(c)	Without limiting the generality of any of the foregoing, Master Affiliate may not enter into any agreements with any Persons with regards to Company without the prior written consent of Company in each instance. Master Affiliate acknowledges and understands that Company has final and sole discretion whether to engage any potential Sub and whether to enter into any Sub-Agreement.

(d)	Without limiting the generality of any of the foregoing, Master Affiliate acknowledges that the term of a Sub-Agreement may not last longer than the Term hereof.

4.4.	Master Affiliate Fee.

(a)	In consideration for Master Affiliate’s obligations as set forth herein, and subject thereto, during the Term Company shall pay to Master Affiliate, in accordance with Company’s payment procedures and Schedule A hereto, as they may be modified from time to time in Company’s discretion, [***] (the “Master Affiliate Fee”). The calculation of the Gross Sub Profits shall be subject to all conditions, qualifications, and terms as set forth in the respective Sub-Agreements, and Master Affiliate shall not be entitled to any fees except to the extent permitted hereunder and earned by Company pursuant to the Sub-Agreements. In the event of any conflict between Schedule A and this Agreement with regards to Master Affiliate Fees, the terms of Schedule A shall control.

(b)	Company shall be under no obligation to make any payment of any Master Affiliate Fees until the amount of such Master Affiliate Fees accrued are at least the amount of the Fee Threshold. Furthermore, Company may, in its discretion, refuse to process a payment or may place a payment on hold for any good faith basis, including, without limitation, if it has a reasonable suspicion that Master Affiliate has breached this Agreement or a Sub-Agreement. If Company makes a payment to Master Affiliate and subsequently determines that some or all of the payment was earned in violation of this Agreement or a Sub-Agreement, Master Affiliate may set-off the amount of the payment accrued from the breach, plus any related fees, from any future payments to Master Affiliate, or may invoice Master Affiliate for the set-off amount and Master Affiliate must pay the same within [***] of invoice.

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(c)	Master Affiliate is responsible for all taxes, banking commissions, and fees incurred in connection with the receive of any payments from Company hereunder or the sending of any payments hereunder or in connection with any Sub-Agreement.

(d)	Master Affiliate shall be solely responsible for the payment of any and all amounts due to Subs pursuant to Sub-Agreements, with such obligations not contingent upon anything set forth herein, regardless of whether Master Affiliate has received any portion of Master Affiliate Fees from which a Sub may be entitled payment.

(e)	Nothing herein, nor anything issued in connection herewith, shall constitute or shall be deemed to constitute, any promise or guarantee by Company of any minimum amount of Master Affiliates Fees to be earned.

5.	SERVICE CREDITS

5.1.	Service Credit Minimum Commitment. During the Term, Master Affiliate agrees to purchase [***] (the “Minimum Commitment”) at the rates specified in the Rate Card.

5.2.	Request of Service Credits.

(a)	To request Service Credits, the Master Affiliate must provide to the Company, no later than [***] after the beginning of each calendar quarter, a service credit request form (the “Request Form”), as provided in Schedule C.

(b)	No later than [***] after the receipt of the Request Form, the Company must notify Master Affiliate of its approval of the Service Credits specified in the Request Form (the “Approved Service Credits”). By providing such approval, the Company acknowledges that it will make available the Approved Service Credits for usage by Master Affiliate or its Subs during the current quarter.

(c)	Before the end of the Term, the Company commits to approving the amount of Service Credits specified as the Minimum Commitment.

(d)	No Service Credits may be requested during the last [***] of the Term.

5.3.	Terms of Approved Service Credits

(a)	Any Approved Service Credits allocated to the Rate Card Category of “Advertising Credits” will require the Company to provide to the Master Affiliate a purchase agreement within [***]. Advertising Credits will be immediately transferred upon the execution of such purchase agreement.

(b)	Any Approved Service Credits allocated to the Rate Card Category of “Free Credits” must be used by the end of the quarter during which they were approved. Master Affiliate will be invoiced for the total Approved Service Credits allocated to the Rate Card Category of “Free Credits” regardless of the amount of Free Credits used during the quarter in which they were approved. There are no refunds or credits on Free Credits.

(c)	Any Approved Service Credits allocated to the Rate Card Category of “Print and Distribution of Marketing Collateral” must be used by the end of the quarter during which they were approved. Master Affiliate will be invoiced for the total Approved Service Credits allocated to the Rate Card Category of “Print and Distribution of Marketing Collateral” regardless of the amount of marketing collateral printed or distributed during the quarter in which they were approved. There are no refunds or credits on printing and distributing marketing collateral.

(d)	Any Approved Service Credits allocated to “Software Development”, “Design Work”, or “Account Management” that are not used in the quarter in which they were approved shall automatically rollover and be available in the subsequent quarter. Any Approved Service Credits that are rolled over from previous quarters shall be included in the next Request Form submitted by the Master Affiliate and may be allocated to any Rate Card Category.

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(e)	All Approved Service Credits must be used before the end of the Term of this Agreement. Any unused Approved Service Credits will be invoiced to the Master Affiliate at the end of the Term.

5.4.	Assignment of Service Credits

(a)	Master Affiliate has the right to assign any Approved Service Credits to its Subs. Master Affiliate must notify the Company within [***] of any such assignment.

(b)	Any Approved Service Credits assigned to a Sub must be used within [***] from the date they were assigned to the Sub, regardless of the Rate Card Category they were allocated.

(c)	In each assignment notification, Master Affiliate must set forth the following information: (i) the Sub to whom the Approved Credits were assigned, including the contact person and contact details for the same with whom Company will work on the services; (ii) the number of Approved Service Credits being assigned to the Sub and to which Rate Card Categories.

(d)	The total number of Approved Service Credits assigned to any Sub will be deducted from the Master Affiliate’s Approved Service Credits.

5.5.	Usage of Service Credits

(a)	Master Affiliate must inform Company of it or its Sub’s desire to utilize any Approved Service Credits using the processes as set forth by Company for such purpose.

(a)	In each usage notification, Master Affiliate must set forth the following information: (i) the recipient of the services (e.g., Master Affiliate or an identified Sub); (ii) the specific Rate Card Category for which the Approved Service Credits are being utilized and the number of Approved Service Credits being used for the specific Rate Card Category.

(b)	Company will thereafter have a reasonable amount of time to process the usage request, during which time the Approved Service Credits used for the service request will be deducted from Sub’s assigned Approved Service Credits or the Master Affiliate’s Approved Service Credits.

(c)	The Company has no obligation to provide any services or deliver any products beyond the amount of Approved Service Credits. Any additional service or products requested will require additional approval as set forth in clause 5.2(b).

(d)	Upon receipt of usage notification for Approved Service Credits the Company, or its affiliate or assignee, shall perform the service and/or deliver the product for according to the usage notification utilizing business reasonable efforts and subject to availability, this Agreement, the Sub-Agreements, and Applicable Law.

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(e)	In the event that the Master Affiliate or a Sub utilizes 90% of Approved Service Credits in a particular Rate Card Category, the Company shall notify the Master Affiliate of the utilized amount and shall use its best efforts to make additional Service Credits available for request to Master Affiliate.

5.6.	Payment for Approved Service Credits.

(a)	At the last Business Day of each quarter, the Company shall submit to the Master Affiliate an itemized invoice for the payment of the current quarters Approved Service Credits, as per the terms set forth in section 5.3.

(b)	Master Affiliate will have [***] after the submission of the invoice to make payment.

(c)	Upon termination of this Agreement, the Master Affiliate shall pay for all unused Approved Service Credits, including Approved Service Credits rolled over from previous quarters as set forth in clause 5.3(d).

5.7.	Buy-Out of Sub-Affiliate Revenues

(a)	Within the first [***], the either Party may request to the other Party a [***]. The Parties may select any number of Customers acquired by the Master Affiliate or any Sub-Affiliate from the previous quarter to be included in the Buy-Out.

(b)	Each customer will [***] of a standard Company Customer (the “Bounty”).

(c)	The Company may, with both Parties approval, exercise an option for the Buy-Out to be completed through [***].

(d)	Any Master Affiliate Fees associated with any Customers where a Buy-Out has occured will be forfeited by the Master Affiliate and the Company will have no further Master Affiliate Fee obligations for those Customers.

(e)	If Parties agree to a Buy-Out following shall occur:

(i)	If Parties agreed on [***], the Company has [***] to provide the Master Affiliate their Bounty payment.

(ii).	If the Parties agreed on [***], the Parties will make best efforts to complete all required documents within [***]. The [***] shall be subject to all Applicable Laws and any and all procedures and requirements as may be required by the Company to execute [***], including the execution of necessary documentation by the Master Affiliate, including such repression and warranties as may be required by the Company.

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6.	REPRESENTATIONS AND WARRANTIES

6.1.	Company Representations and Warranties. Company represents and warrants as of the Effective Date and covenants at all times during the Term:

(a)	Company is duly organized, validly existing and in good standing under the Applicable Law of Company’s jurisdiction of organization, has full power and authority to enter into and be bound by the terms and conditions of this Agreement, and to perform Company obligations hereunder, without the approval or consent of any third party other than those approvals or consents that have been received as of the Effective Date or may be required and received from time to time during the Term, including, without limitation, the Approvals;

(b)	this Agreement constitutes a legal, valid, and binding obligation of Company and is fully enforceable against it;

(c)	Company has caused this Agreement to be duly and validly executed by an authorized signatory of Company;

(d)	Company has the right and authority to undertake each of its agreements, covenants and obligations set forth in this Agreement, including, without limitation, the Approval to distribute and sell Company Games; provided, however, Company makes no guarantee or warranty that it shall maintain or obtain any such Approval in any jurisdiction now or at any time during the Term; and

(e)	to the best of the knowledge of Company’s President, Company is materially in compliance with all Applicable Law.

6.2.	Master Affiliate Representations and Warranties. Master Affiliate represents and warrants as of the Effective Date and covenants at all times during the Term:

(a)	if Master Affiliate is firm, company, corporation, trust, or partnership with separate legal personality, Master Affiliate is duly organized, validly existing and in good standing under the Applicable Law of Master Affiliate’s jurisdiction of organization;

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(b)	Master Affiliate has full power and authority to enter into and be bound by the terms and conditions of this Agreement, and to perform Master Affiliate’s obligations hereunder, without the approval or consent of any third party other than those approvals or consents that have been received as of the Effective Date or may be required and received from time to time during the Term, including, without limitation, the Approvals;

(c)	this Agreement constitutes a legal, valid, and binding obligation of Master Affiliate and is fully enforceable against it;

(d)	if Master Affiliate is firm, company, corporation, trust, or partnership with separate legal personality, Master Affiliate has caused this Agreement to be duly and validly executed by an authorized signatory of Master Affiliate or, if Master Affiliate is an individual, by Master Affiliate, who is of the legal age of majority in the jurisdiction of residency;

(e)	Master Affiliate has the right and authority undertake each of its agreements, covenants and obligations set forth in this Agreement,

(f)	Master Affiliate is materially in compliance with all Applicable Law and is not and will not undertake any Prohibited Conduct; and

(g)	Master Affiliate holds and at all times during the Term will hold all policies of insurance required hereunder.

6.	INTELLECTUAL PROPERTY

6.1.	License. Company hereby grants to Master Affiliate, during the Term, a limited, non- exclusive, non-transferable, non-assignable license to Company Marks solely with respect to its permitted use of the Promotional Assets in connection with its limited activities hereunder and for no other purpose or use whatsoever or wheresoever, subject to the requirements of this Agreement, including, without limitation, Section 6.2 (the “Company Marks License”). Any rights not expressly granted to Master Affiliate hereunder are reserved by Company.

6.2.	Usage. Master Affiliate agrees to adhere to all restrictions, terms, and guidelines of Company and Applicable Law in its use of Company Marks, as amended from time to time. Company may notify Master Affiliate of deletions or additions to Company Marks License, which shall be in effect immediately upon notice, and Master Affiliate shall promptly thereafter make all required amendments to its usage of Company Marks, as required. Without limiting the foregoing, Master Affiliate shall not (a) distort or alter any Company Mark; (b) deploy any email address using any Company Mark; (c) attempt to register, transfer, traffic in, or otherwise use any Company Mark, including, without limitation, any domain name, that is deceptively similar to a Company Mark; (d) use any Company Mark in a manner that implies or suggests that Company endorses or sponsors Master Affiliate or any of its products or services; (e) use any Company Mark in any manner that may dilute such Company Mark; or (f) otherwise infringe upon any Company Mark.

6.3.	Ownership. Master Affiliate acknowledges that Company Marks and any derivatives or combinations thereof are the sole and exclusive right, title and interest of Company, and Master Affiliate agrees that it will not contest ownership or validity of Company Marks or in any manner undertake or assist any third-party in undertake any claim, right, title or interest in or to any Company Marks or any variation or misspelling thereof, whether registered, unregistered or recognized in any jurisdiction. Company makes no representations or warranties in respect of the relative superiority of its rights in Company Marks to the rights of any third party in Company Marks and, notwithstanding anything herein to the contrary, Company shall have no liability to Master Affiliate for or in respect of any claim by any third party that Master Affiliate’s use of Company Marks infringes upon or otherwise violates any proprietary or other rights of such third party.

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6.4.	Promotional Assets.

(a)	It is Master Affiliate and its Sub-Affiliates ’sole obligations to ensure that each link a Sub-Affiliate deploys is a Tracking Link and Company shall have no obligation for fees or other compensation in the event of their failure to do so.

(b)	Master Affiliate shall, and shall ensure that all Subs, comply with all guidelines regarding the use of the Promotional Assets provided by Company from time to time, including, without limitation (i) Subs shall deploy the Promotional Assets in a professional and tasteful manner, as determined by Company, in its sole and absolute discretion; (ii) Subs shall only deploy the Promotional Assets in the form and size prescribed by Company and may not modify or alter the Promotional Assets in any manner, including, without limitation, size, proportion, color, element, or type, nor may Subs animate, morph, or otherwise distort the perspective or appearance of the Promotional Assets; provided, however, Subs may edit those Promotional Assets that contain video or audio clips solely for length, but at all times in compliance with all guidelines; (iii) in the event Subs send commercial email or other methods of communication or advertisement to existing or potential Customers regarding Company Games, Subs must only use the Promotional Assets; provided, however, any reference to Company or Company Games exclusive of Promotional Assets must be approved in advance in writing by Company; (iv) in the event Subs use Promotional Assets in other media formats, such use must follow all guidelines and usage requirements set forth herein or otherwise advised by Company from time to time and, in any event, only with the advance written consent of Company; (v) in the event Company updates or revises the Promotional Assets, Subs shall timely remove all Tracking Links to any expired or outdated Promotional Assets, any broken Tracking Links to Promotional Assets that were removed by Company, and Subs shall not thereafter use such expired or outdated Promotional Assets; and (vi) Master Affiliate and Subs are strictly prohibited from deploying the Promotional Materials in connection with any good, service or product that contains any infringing or illegal content, as determined by Company in its sole and absolute discretion.

6.5.	Non-Infringement. Master Affiliate will undertake, and shall ensure that Subs undertake, the obligations hereunder in a manner that does not infringe any intellectual property rights of any third party including, without limitation, any trademarks, copyrights, patents, registered marks, service marks, trade dress, official marks, business names, trade names, domain names, trade secret, training styles, logos, or other distinguishing marks, whether registered or unregistered, that are the property of a third party, whether registered, unregistered, or recognized in the United State or America or elsewhere.

6.6.	Remedies. Company has the right but not the obligation to monitor Master Affiliate and its Subs’ usage of Company Marks and Promotional Assets to audit their compliance with the obligations hereunder. In the event Company determines, in its sole and absolute discretion, that Master Affiliate or its Subs have deployed or otherwise used Company Marks or Promotional Assets in a manner that breaches the requirements of this Agreement or any of the guidelines otherwise provided to Master Affiliate, Company shall notify Master Affiliate of such material breach and Master Affiliate shall amend such usage within thirty (30) days ‘notice from Company, following which, Company may immediately terminate this Agreement, without requirement for additional notice. Notwithstanding the foregoing, the Parties agree that any breach or threatened breach of this Article by Master Affiliate or its Subs will cause material and irreparable harm and damage to Company that cannot be adequately relieved by money damages alone. Accordingly, notwithstanding any other provision hereof, the Parties acknowledge their mutual intent that in the event of any breach or threatened breach of this Article, Company shall be entitled to seek equitable remedies from a court of competent jurisdiction, wheresoever located, including injunctive relief, without the need to post security, in addition to any other remedy to which it may be entitled, at law or in equity.

6.7.	Termination. Upon the expiration or earlier termination of this Agreement, the Company Marks License shall automatically expire, and Master Affiliate and its Subs shall immediately cease all usage of Company Marks and the Promotional Assets.

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7.	CONFIDENTIALITY

7.1.	Confidential Information. The provisions of that certain Non-Disclosure Agreement, by and between the Parties, including, without limitation, the definition of Confidential Information, shall apply to this Agreement as if the provisions thereof were set forth herein, and the term of such Non-Disclosure Agreement shall be deemed by virtue of this Section to be extended to be concurrent with the Term. Without limiting the foregoing, neither the terms of this Agreement, nor the termination, shall be publicly disseminated by either party, either orally or in writing, unless otherwise required by Applicable Law, without the prior written approval of the other party.

7.2.	Acquired Information. Without limiting the foregoing, any information that Master Affiliate obtains from or compiles through the performance of this Agreement, including information received from or regarding any Subs in connection with Company, shall be, without limitation, Confidential Information and subject to all limitations and requirements thereof.

7.3.	Press Release. Upon the execution of this Agreement, the Parties may file a joint or separate press release only in such form agreed to by the Parties and in compliance with Applicable Law.

8.	APPLICABLE LAW

8.1.	Prohibited Jurisdictions. Notwithstanding anything herein to the contrary, at all times during the Term, Master Affiliate shall not market Company or Company Games in those jurisdictions within the United States of America set forth on Schedule E, as same may be amended from time to time during the Term in the sole discretion of Company, or any of the Company Games in any other jurisdiction in which such activity contravenes or is not otherwise permitted by Applicable Laws.

8.2.	Compliance with Laws. Each Party shall comply with all Applicable Law, including, without limitation, the maintenance at all times by Master Affiliate of all Approvals. Without limiting the foregoing provisions, Master Affiliate will, and will ensure, as applicable, that its officers, directors, managers, members, agents, representatives, employees, and any third-party contractors will, comply with the United States Foreign Corrupt Practices Act (as amended), and any analogous laws or regulations existing in any other country or region, in connection with its conduct hereunder. Neither it nor they will make any payment or promise of value, either directly or indirectly, of money or other assets, to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or Persons acting on behalf of any of the foregoing, that would constitute violation of any Applicable Law.

8.3.	Spam and Unsolicited Email. The Master Affiliate shall comply, at all times, with the Federal Trade Commission Guidelines and the U.S. Federal Can-SPAM Act of 2003 (as amended), together with all other Applicable Law. In the event Master Affiliate sends any commercial emails that contain or refer to the Promotional Assets, Company Games, or Company, Master Affiliate shall, at all times, be in compliance with such Applicable Law, including, without limitation (a) Master Affiliate may not use false or misleading header information; (b) Master Affiliate may not use deceptive subject lines; (c) Master Affiliate must prominently identify the email as an advertisement or promotional copy; (d) Master Affiliate must use a valid physical postal address within the email; (e) Master Affiliate must include an opt-out method; (f) Master Affiliate must cease sending email messages to any recipient who has opted out; (g) Master Affiliate may not send any such communications to Persons under the age of eighteen or the age of majority in such Person’s jurisdiction, whichever is older; and (h) the email messages must clearly state that the messages are not generated by Company or be Company Property.

8.4.	Further Compliance. Without limiting anything else herein, at no time during the Term will Master Affiliate market any goods, product or service for any third-party that is deceptive, unlawful, or fraudulent, or a breach of Applicable Law.

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9.	LIABILITY

9.1.	Limitation of Liability. In the event of a breach of this Agreement, the non-breaching Party shall be entitled to seek those remedies available to it under law or equity; provided, however, in no event shall a Party be liable to the other for any loss of profit, loss of contract, or special, incidental, consequential, indirect, punitive or exemplary damages of any kind or nature arising out of this Agreement, or any of the transactions contemplated hereby, whether such liability is asserted on the basis of contract, tort, including the possibility of negligence or strict liability, or otherwise, even if the Party has been warned of the possibility of any such loss or damage, and even if any of the limited remedies in this Agreement fail of their essential purpose; provided, however, the foregoing limitations shall not apply in the event of Master Affiliate’s breach of the provisions of Article 6 (Intellectual Property) or Article 7 (Confidentiality). The liability of Company to Master Affiliate for damages, whether in contract or tort, including strict liability and negligence, with respect to this Agreement is limited to and shall not exceed the economic benefit received by Company under this Agreement during the [***] immediately preceding the event giving rise to the allegation of damages.

9.2.	Indemnification. Master Affiliate agrees to indemnify and hold harmless Company together with its subsidiaries, Master Affiliates and their respective directors, officers, managers, partners, members, shareholders, Master Affiliates, agents, attorneys, representatives, successors and assigns, from and against any and all losses, liabilities, deficiencies, obligations, penalties, actions, judgements, suits, costs, damages and expenses of any kind or nature, including, without limitation, attorneys ‘fees, expenses and the allocation of in-house counsel, incurred by Company arising from a breach of this Agreement or any of the representations, warranties or covenants made by Master Affiliate made herein, including, without limitation, those set forth in Section 5.2, Article 8 (Applicable Law), or with respect to any investigation, litigation, proceeding, hearing or similar undertaking of the Approvals; provided, however, Master Affiliate shall have no obligation hereunder arising from the contribution by Company’s gross negligence or willful misconduct.

9.3.	Insurance. Unless otherwise set forth on Schedule D, Master Affiliate shall maintain, or cause to be maintained, during the Term and for at least [***] following its expiration or earlier termination, unless a longer period is provided, the types and amounts of insurance as set forth on Schedule D hereto for claims may arise from or in connection with Master Affiliate’s activities or obligations hereunder, which insurance shall be placed with insurers with a current A.M. Best’s rating of no less than A:VII. Master Affiliate shall name Company as an additional insured under each such policy and provide Company with a certificate evidencing same within [***] following the Effective Date.

10.	TERM AND TERMINATION

10.1.	Term. This Agreement shall commence as of the Effective Date and shall continue in effect for an initial term of [***] (the “Initial Term”) and shall expire thereafter unless expressly renewed by the Parties on or prior to the anniversary of the Effective Date for a subsequent renewal term of [***] (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless otherwise terminated in accordance with the provisions hereof.

10.2.	Termination. In addition to other termination rights set forth herein, the Term of this Agreement may be terminated by either Party upon the following events or as otherwise set forth in this Agreement; provided, however, termination of the Term is not an exclusive remedy and the Parties shall have available to them all such rights and remedies that may be available at law or in equity:

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(a)	if either Party breaches any material term or condition of this Agreement and fails to cure such breach within [***] after receiving written notice of such breach from the non-breaching Party, the non-breaching Party may thereafter terminate the Term of this Agreement upon written notice within [***] following the expiration of such [***] cure period; or

(b)	Company may terminate the Term immediately if Master Affiliate takes any action or omissions that causes material damage to Company’s business or goodwill or if Master Affiliate materially breaches this Agreement in a manner that cannot be cured; o

(c)	if either Party becomes insolvent, becomes unable to pay its debts in the ordinary course of business as they come due, or makes an assignment for the benefit of creditors, the other Party may terminate the Term of this Agreement immediately upon written notice, without the subsequent opportunity for cure by such breaching Party.

10.3.	Effect of Termination or Expiration.

(a)	Upon expiration or the earlier termination of the Term of this Agreement, Master Affiliate shall immediately cease all activities under this Agreement and Company shall have no further obligation to Master Affiliate for any of Master Affiliate’s activities on or after the date of termination or expiration of the Term of this Agreement except as otherwise explicitly set forth herein.

(b)	Upon termination of the Term of this Agreement for Master Affiliate’s material breach, Master Affiliate shall forfeit all unpaid fee payable to it as of the date of termination or thereafter; provided, however, such forfeiture is not intended to be liquidated damages or an exclusive remedy and Company may thereafter seek all remedies available to it at law or in equity.

(c)	Upon termination of the Term prior to the end of the then current Term for anything other than Master Affiliate’s material breach, Company shall continue to be responsible for pay Master Affiliate the Master Affiliate Fee that continue to accrue for the remainder of what would have otherwise been the then current Term of this Agreement, unless earlier terminated for cause. In the event of the termination of the Term arising from Master Affiliate’s material breach, Master Affiliate shall cease to be entitled to any Master Affiliate Fee; however, Company shall thereafter for the remainder of what would have been the then current Term pay to each Sub of Master Affiliate such amounts as would be due to such Sub under the respective Sub-Agreement by Master Affiliate, but in no event any greater than the amounts that Company would have had to pay to Master Affiliate hereunder.

11.	GENERAL

11.1.	Assignment. Except as may be explicitly set forth herein, neither Party may assign any of its rights or delegate any of its obligations under this Agreement, whether by operation of law or otherwise, without the prior express written consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, a merger, business combination, change of control of Company or assignment by Company to an affiliate of Company shall not constitute an assignment hereunder. Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties, their respective successors and permitted assigns. Any attempted assignment in violation of this provision shall be of no effect.

11.2.	Amendment. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, or canceled in whole or in part, except by written instrument signed by the Parties which makes specific reference to this Agreement being modified, amended, rescinded, or canceled.

11.3.	Survival. The provisions of any Section or Article contained herein stated by its terms to survive the expiration or termination of this Agreement shall do so, and, without limiting the foregoing, the provisions of Articles 6 (Intellectual Property), 7 (Confidentiality), 8 (Applicable Law), 9 (Liability), and 10 (Term and Termination) shall expressly survive the expiration or termination of this Agreement.

11.4.	Waivers. No failure on the part of either Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or a future exercise or the exercise of any other right or remedy granted hereby or by Applicable Law. Any failure of a Party to comply with any obligation contained in this Agreement may be waived by the Party entitled to the benefit thereof only by a written instrument duly executed and delivered by the Party granting such waiver, which instrument makes specific reference to this Agreement and the provision to which it relates and describes the right or obligation consented to, waived, or purported to be violated.

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11.5.	Governing Law. This Agreement, and all claims or causes of action, whether in contract, tort or statute, that may be based upon, arise out of or relate to this Agreement, or its negotiation, execution or performance, including, without limitation, any claim or cause of action based upon, arising out of or related to any representation or warranty or as an inducement to enter into this Agreement, shall be governed by, and enforced in accordance with, the internal laws of the State of Texas, including its statutes of limitations, and the Parties hereby irrevocably and unconditionally (a) submit to the exclusive jurisdiction of the federal and state courts in such jurisdiction; and (b) irrevocably and unconditionally waive any objection to the laying of venue of any such action or proceeding in any such court and hereby further irrevocably and unconditionally waive and agree not to plead or claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Mediation and Arbitration. Unless otherwise expressly set forth herein, in the event of any controversy or claim arising out of or relating to this Agreement, or the breach thereof, and if the dispute cannot be settled through direct discussions, the Parties agree to endeavor first to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. The Parties further agree that any unresolved controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Claims shall be heard by a single arbitrator. The place of arbitration shall be Texas and arbitration shall be governed by the laws of the State of Texas. In making determinations regarding the scope of exchange of electronic information, the arbitrator and Parties agree to be guided by The Sedona Principles, Third Edition: Best Practices, Recommendations & Principles for Addressing Electronic Document Production. Time is of the essence for any arbitration under this Agreement and arbitration hearings shall take place within ninety (90) days of filing and awards rendered within one hundred twenty (120) days; arbitrator shall agree to these limits prior to accepting appointment. The arbitrator will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages, except as may be required by statute. The arbitrator shall not award consequential damages in any arbitration. The arbitrator shall award to the prevailing Party, if any, as determined by the arbitrator, all of their costs and fees, when “costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees. Except as may be required by Applicable Law, neither Party nor arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. The Parties agree that failure or refusal of a Party to pay its required share of the deposits for arbitrator compensation or administrative charges shall constitute a waiver by that Party to present evidence or cross-examine witness. In such event, the other Party shall be required to present evidence and legal argument as the arbitrator may require for the making of an award. Such waiver shall not allow for a default judgment against the non-paying Party in the absence of evidence presented as provided for above.

11.7.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, or unenforceable under any Applicable Law, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

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11.8.	Notices. All notices, demands or consents required or permitted under this Agreement shall be in writing and delivered to the addresses set forth on the first page of the Agreement or at such other address as shall be specified by either Party to the other in a notice in accordance with this Section. Notice shall be considered delivered and effective on the earlier of actual receipt or when (a) Personally delivered; (b) one (1) day following transmission if sent by facsimile or electronically when followed by written confirmation by registered international carrier; or (c) one (1) day after posting when sent by registered private overnight carrier; provided, however, all notices to Company must be delivered to the attention of the Chief Legal Officer to constitute notice.

11.9.	No Partnership. This Agreement does not create a legal partnership, joint venture, agency, employee/employer, relationship, or franchisee/franchisor relationship between the Parties. Neither Party shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

11.10.	Force Majeure. Except for each Party’s obligations to pay money, neither Party shall be deemed to be in breach of this Agreement for any failure or delay in performance caused by reasons beyond its reasonable control, including but not limited to acts of God, earthquakes, wars, terrorism, communication failures, strikes or shortages of materials.

11.11.	Headings and References. The headings and references used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

11.12.	Complete Understanding. This Agreement, together with the Non-Disclosure Agreement, including all Schedules, constitutes the final, complete, and exclusive agreement between the Parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreement, both written and oral, between the Parties with respect to the subject matter hereof.

11.13.	Governing Language. This Agreement is prepared in the English language only, which language shall control the validity, interpretation, performance, and governance in all respects. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of either Party.

11.14.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and both of which taken together will constitute one single Agreement between the Parties with the same effect as if all the signatures were upon the same instrument. Facsimile, electronically scanned, and digital signatures shall be deemed to be as valid as original signatures for purposes of execution of the Agreement.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Company AutoLotto, Inc.

By:	/s/ Ryan Dickinson
Name:	Ryan Dickinson
Its:	President

Master Affiliate

[***]
By:	[***]

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SCHEDULE A

MASTER AFFILIATE FEES | PAYMENT TERMS

Master Affiliate Fee

In consideration of Master Affiliate performing its obligations in accordance with the terms and conditions of the Agreement, Company agrees to pay the Master Affiliate Fee [***].

Payment of the Master Affiliate Fee will be made by Company to Master Affiliate by means of direct deposit to an account in Master Affiliate’s name on or before the [***] of the month after they accrue.

However, if in any calendar month or months, the Master Affiliate Fee payable [***] (the “Fee Threshold”) or less, the Master Affiliate Fee will accrue to and not be paid to Master Affiliate until such time as the aggregate Master Affiliate Fee payable is greater than the Fee Threshold.

Master Affiliate Fee Reporting

Master Affiliates may view and audit the calculation of Master Affiliate Fees via Company’s Admin Site and Dashboard, which manages all sales and calculations. Company endeavors to post sales within [***] of completed transactions; provided, however, such timing may vary depending on factors that may include, without limitation, system updates, bandwidth, or load, and Company makes no representation, warranty or guarantee with respect to such timing and all calculations may change as Company collects and analyzes data.

In the event that Master Affiliate seeks to dispute the calculation of the calculation of a Master Affiliate Fee displayed on the Admin Site and Dashboard, Master Affiliate shall have [***] from the posting of the calculation of such Master Affiliate Fee to notify Company in writing of such dispute, in detail. Any Master Affiliate Fee not disputed within such period will be deemed to be accepted and all claims or disputes with respect to the same waived and Master Affiliate will have no claims with respect to the same.

Hold on Master Affiliate Fee

In the event Master Affiliate disputes the calculation of a Master Affiliate Fee or any other component of a Master Affiliate Fee, or if Master Affiliate has been notified of an event of default that is subject to cure in accordance with the provisions of this Agreement, no Master Affiliate Fee shall be payable until resolution of such dispute or cure, if any, as applicable.

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SCHEDULE B

RATE CARD FOR SERVICE CREDITS

Purchase of Service Credits:	$[***] per Credit

Minimum Service Credit Purchase Amount:	$[***]

Available Services and Products:

#	Rate Card Category	Service Credit Value	TERMS*

1	Pre-Paid Promotional Reward	[***] Credit Per $[***] Pre-Paid Promotional Reward	(End Quarter Expiration)

2	Printing and Distribution of Marketing Collateral	[***] Credit = $[***] of negotiated rate for specific printing provider	(End Quarter Expiration)

3	Advertising Credits	[***] Credit = $[***] of negotiated rate for specific media provider	Purchase Agreement & Immediate Transfer

4	Software Development	[***] Credits Per Hour	Usage/Rollover

5	Design Work	[***] Credits Per Hour	Usage/Rollover

6	Account Management	[***] Credits Per Hour	Usage/Rollover

*	See Section 5.3 for additional details on TERMS

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SCHEDULE C

[***]

#	Rate Card Category	Service Credit Amount	Service Credit Cost
1	Pre-Paid Promotional Reward	-	-
2	Printing and Distribution of Marketing Collateral	-	-
3	Advertising Credits	-	-
4	Software Development	-	-
5	Design Work	-	-
6	Account Management	-	-
	TOTAL AMOUNT OF SERVICE CREDITS	-	-

[***]

By:

Name:

Its:

Date:

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